Shareholder meeting results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected as follows:

                     Votes for    Votes withheld
Liaquat Ahamed       15,694,011   641,484
Ravi Akhoury         15,687,319   648,177
Barbara M. Baumann   15,738,888   596,608
Jameson A. Baxter    15,732,422   603,073
Charles B. Curtis    15,737,022   598,474
Robert J. Darretta   15,723,831   611,664
Katinka Domotorffy   15,691,337   644,158
John A. Hill         15,731,495   604,001
Paul L. Joskow       15,747,101   588,394
Kenneth R. Leibler   15,702,156   633,339
Robert E. Patterson  15,711,150   624,346
George Putnam, III   15,707,048   628,448
Robert L. Reynolds   15,726,167   609,328
W. Thomas Stephens   15,717,059   618,436

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for   Votes against  Abstentions  Broker non-votes
12,105,613   706,493        734,644      2,788,745

March 7, 2014 special meeting

A proposal to adopt an Amended and Restated Declaration of Trust, with respect to which the February 27, 2014 meeting had been adjourned, was approved as follows:

Votes for   Votes against  Abstentions  Broker non-votes
12,405,333   783,015        851,564      2,601,170

All tabulations are rounded to the nearest whole number.